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                                                                   EXHIBIT 20.1
PRESS RELEASE


                         INTERWAVE COMPLETES ACQUISITION
                            OF MICROCELLULAR SYSTEMS

         MENLO PARK, Calif., United States-- interWAVE Communications International, Ltd. (Nasdaq: IWAV), a pioneer in wireless networking, announced today that it has completed the acquisition of Microcellular Systems Limited, an Irish corporation with offices in Ireland, England, China and California. interWAVE will pay $5 million in cash and issue 555,556 shares of restricted unregistered common stock in exchange for all of the outstanding shares of Microcellular Systems. interWAVE agreed that up to an additional $2.5 million incentive will be paid upon Microcellular's achievement of minimum thresholds of fiscal 2001 revenue. The acquisition will be accounted for as a purchase.

About interWAVE Communications

         interWAVE Communications International, Ltd. provides all of the infrastructure equipment and software necessary to support an entire wireless network within a single compact system. interWAVE's products support the Global System for Mobile communications (GSM) standard that is currently deployed in more than 350 Cellular/PCS networks in 135 countries with more than 330 million subscribers. interWAVE's WAVE-IP(TM) network system is the first to offer interoperability between GSM networks and networks based on the LAN/WAN and Internet protocols. The company markets and sells its products globally through strategic relationships with Alcatel and Nortel Networks, as well as through other communications equipment providers, systems integrators and a direct sales force. The company has more than 200 employees worldwide with most operations based in California's Silicon Valley with sales and service offices in Chicago, Hong Kong, Paris and Thailand. Additional information about interWAVE Communications is available on the company's web site at http://www.iwv.com.
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Editor's Note: interWAVE is a registered trademark. WAVEXchange, WAEXpress,
WAVEXpress/BSC, WAVEXpress/BTS, WAVEView/OMC, and WAVE-IP are trademarks of interWAVE Communications International, Ltd.

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This news release contains forward-looking statements that represent the company's expectations or beliefs concerning future events. Actual results could differ materially from those projected as a result of known and unknown risks and uncertainties including the risks relating to interWAVE's history of losses, the expectation of future losses, difficulties in introducing new or enhanced products, long sales cycles, management of global operations, the ability to retain and motivate key employees, and the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.